EXHIBIT 99.1
CORPORATE PARTICIPANTS
Howard Hochhauser
Martha Stewart Living Omnimedia Inc. — CFO
Susan Lyne
Martha Stewart Living Omnimedia Inc. — President, CEO
Wenda Harris Millard
Martha Stewart Living Omnimedia Inc. — President of Media
Robin Marino
Martha Stewart Living Omnimedia Inc. — President of Merchandising
CONFERENCE CALL PARTICIPANTS
David Kestenbaum
Morgan Joseph — Analyst
Michael Meltz
Bear Stearns & Co. — Analyst
Richard Tullo
Sidoti & Company, LLC — Analyst
David Bank
RBC Capital Markets — Analyst
Michael Kupinski
Noble Financial — Analyst
PRESENTATION

Operator
     Good morning and welcome to the Martha Stewart Living Omnimedia fourth-quarter 2007 earnings conference call and webcast. All participants will be in a listen-only mode until the question-and-answer session of the call. At the request of Martha Stewart Living Omnimedia, this call is being recorded. Anyone with objections should disconnect at this time.
At this time, it is my pleasure to introduce Howard Hochhauser, Chief Financial Officer of Martha Stewart Living Omnimedia. Sir, you may begin when ready.

     Howard Hochhauser - Martha Stewart Living Omnimedia Inc. — CFO
     Thank you and good morning, everyone. Welcome to our conference call to review fourth quarter 2007 results. Susan Lyne, our President and CEO, will bring you up to speed on strategic developments, including today’s announcements, and then I will talk about our recent performance and our outlook for the first quarter and the full year. Robin Marino, our President of Merchandising, and Wenda Millard, our President of Media,

will join us for the Q&A session following our prepared remarks. Before turning the call over to Susan, let me remind you that our discussions will contain forward-looking statements which are made pursuant to the Private Securities Litigation Reform Act of 1995, as amended. These statements are not guarantees of future performance and involve certain risks and uncertainties which are difficult to predict. Actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors.
Now let me turn things over to Susan.

     Susan Lyne - Martha Stewart Living Omnimedia Inc. — President, CEO
     Thank you, Howard, and thanks to all of you for joining us today.
We have a lot of ground to cover and all of it is great news for MSO. In addition to our strong fourth-quarter results and our return to profitability in 2007, we announced this morning two acquisitions that should serve as a clear illustration of where this Company is heading. Since 2002, when MSO was essentially a magazine, Martha Stewart Living, and a merchandising relationship with Kmart, the Company has expanded and diversified to a business operating over 25 distinct brands across our publishing, merchandising, internet and broadcast platforms. And that is how we manage the business, as a portfolio of brands.
Today we announced the purchase of Emeril Lagasse’s media and licensing company and also the acquisition of a 40% stake in WeddingWire. Emeril is an outstanding complementary asset for us. He gives us one of the biggest brands in food-related context reaching 85 million TV households, in addition to selling over 4 million cookbooks and an array of products with companies such as All-Clad and Sara Lee. Emeril’s business model is lean, is profitable and it will contribute significantly to our earnings in 2008. We will run this as a stand-alone brand within the MSO family, creating top-line and audience reach synergies with in-house brands like Everyday Food, our respected TV programs and our internet platform. Emeril is a multi-platform lifestyle brand like Martha, so this is a model we know well.
Our new partnership with WeddingWire, also announced this morning, is another variation on that brand theme. When we reported last quarter our closure of Blueprint, we said we would redirect some of that investment into the expansion of our Weddings franchise. Wedding-related advertising in the U.S. is a $1.5 billion market and it’s fragmented, particularly at the local level where engaged couples have to evaluate dozens of businesses in planning their big day. WeddingWire has a great technology platform designed just for this purpose and it is very effective. We are taking a 40% stake with an option to acquire the whole company down the road, and we have put in place a commercial partnership to integrate their tools and services on marthastewart.com and also serve as a national ad sales force for WeddingWire.
These two deals support a strategic focus this year that is built around three core elements — enhance and diversify our brands, grow our digital business and our cross platform franchises, and build sustainable profits and cash flow for the Company. We will talk more about Emeril and WeddingWire as we move through the call this morning and as we talk with many of you in the coming days and weeks.
Let me turn now to the results for 2007, which was clearly a very important year for MSO. It is the year in which we delivered on our promise to return to profitability and positive cash flow from operations. The fourth quarter marked a terrific conclusion to that year with 22% revenue growth and improvement in all key measures, including operating income, adjusted EBITDA and, of course, net income. Our performance was led by the continued resurgence in publishing and our increasingly diverse merchandising business. We also have seen some very positive development in our Internet operations that I will talk about more in a moment.
Our revenues were up 14% for the full year and the growth was broad based, encompassing existing brand franchises and newer initiatives. Flagship brands like Martha Stewart Living magazine showed strong growth in ad pages and revenues both of which were near all time highs in November and December. Our Internet platform is benefiting from sharpened management focus under Wenda Harris Millard, and is demonstrating accelerating growth in key metrics. In fact, unique visits, page views, and advertising revenue all showed increases sequentially in all three months of the fourth quarter. In Broadcasting, which plays a key role in extending the reach of our how-to content and ideas, we are seeing solid ratings, stronger demos and better revenue from product integrations as we execute on our improved format. And in Merchandising, we are off to a very strong start with our Macy’s line, and we are beginning to see additional returns with the launch of many of the nine new deals signed since 2006.
So overall, we have a good amount of momentum around most of our businesses. Of course, this momentum has been built at a time when economic forecasts, particularly in areas like retail and housing, range from circumspect to bleak. Our eyes are wide open as we look out at 2008 and certainly, we all have to be mindful that there will be challenges. But as you see from our news this morning, we are not standing still. We expect a highly productive year and a year that will set us up well for 2009 and beyond.

Let us delve into each of the businesses in a bit more detail and then I will ask Howard to cover the financial results and talk more about our outlook.
Starting with Publishing, I have mentioned the continued strength at Martha Stewart Living, but it goes beyond that as ad revenues overall grew 30% in the fourth quarter and 28% for the full year. Full year page growth topped 19%. During that period, we successfully implemented rate increases, not only at Living, but also Everyday Food and Body + Soul. Martha Stewart Weddings also continues to perform, and as noted we are increasing our focus on this franchise. With capital and resources freed up from Blueprint and the WeddingWire relationship entering the picture, we are building a strong offering for brides and marketers alike.
Our books deal with Clarkson Potter continues to roll out as planned. Based on the strong reception to recent titles like Martha Stewart’s Homekeeping Handbook and Everyday Food, Great Food Fast, we have added two additional titles to the deal for a total of 12 books. The fourth title under this contract, Martha Stewart Cookies, will be out before the end of this quarter. As a final comment on publishing, Living in particular is continuing to show strength in the first quarter. That said, you read the same reports I do about the cloudy advertising outlook. Visibility is very limited. So while we believe we will continue to outperform the industry and we have seen some encouraging signs this quarter, we think it is prudent to be cautious about looking too much ahead.
Turning to our Internet operations, we are seeing good momentum on a number of levels. Ad revenue was up about 60% in fourth quarter, and that is because we are giving advertisers a fast-growing audience. Page views increased throughout the quarter, up 30% year-over-year in October 40% in November, and 50% in December. They are up another 30% plus in January and pacing quite a bit higher than that for February. Unique visitors are also on the rise, and people are spending more time on our site as we introduce new formats and new content. Our strength in sales force is doing a great job improving sell-through of our ad inventory and the ad sales component of our deal with WeddingWire will give us more inventory to work with.
We are really excited about the WeddingWire investment and the enhancements it will bring to our Internet business. We are already a go-to source for ideas and inspiration. With WeddingWire’s tool set, engaged couples will now be able to search for and vet vendors, plan their weddings and share the experience. We also see great opportunities to leverage WeddingWire’s expertise across our Internet sites, bringing similar tools and services to other content verticals. A stronger digital presence clearly increases the engagement of consumers who value our brands and opens up more creative opportunities for advertisers to reach those consumers. You have heard us talk about our 360 sales approach that provides integrated programs across our media platforms. It is one of the key ways we are addressing the current marketplace challenges. We are seeing good momentum early this year for programs that cross two or more platforms, and our Broadcasting segment, which I will turn to next, has been a key component in these omni platform sales.
We have often called Broadcast the megaphone for the brand, and in 2007 we amplified that megaphone. NBC has re-upped The Martha Stewart Show for a fourth season and we increased the reach of the franchise through a deal with Scripps to rebroadcast the show on Fine Living. We are also tapping our library to produce a series of holiday specials for Scripps and a half-hour crafting show that airs on their DIY Network. Financially, our efforts are beginning to bear fruit. Excluding the impact of a sizable one-time gain last year, we did show positive movement in both revenue and EBITDA in 2007. By retooling the format for The Martha Stewart Show, we have seen steady increases in revenue from product integrations.
In Merchandising, our Q4 results included the receipt of our minimum guarantee from Kmart. But really for us the main story is all about the new Martha Stewart Collection at Macy’s. The line rolled out in September and met our goals despite the lackluster holiday shopping season. Our products compete in what is for Macy’s about a $4 billion category. Our goal is to claim 10% of this category and the initial results hold promise that we can reach that goal within a couple of years. We are particularly encouraged that the higher-end products in the line were among the best sellers. This debunks one notion we have heard, namely that Martha might not be able to trade up from the price points in our current mass market business.
Further to that point, at the end of the quarter we launched our Wedgwood china offering also at Macy’s and this has been a big hit. In fact, it propelled us almost immediately to the number one slot in Macy’s Bridal Registry. And that, in a nutshell, is what our merchandising strategy is all about: building out a broad range of product lines that resonate with consumers. We have struck nine such deals in less than two years and many of those new lines have just begun rolling out or are launching in coming months.
We saw good results from the first product launch in our Martha Stewart Foods initiative with Costco, and this quarter we have rolled out a line of soups. Costco’s value proposition clearly gives them an element of resiliency in this soft retail environment. So this provides some healthy diversification in our merchandising operation.

We also continue to broaden our Crafts business. Crafts is on a positive trajectory and we expect to expand this business significantly with a broad new merchandise rollout in the second half of this year. This is a $30 billion market with no national player and we are well positioned to play a bigger role in the space. You will see us move beyond the crafting basics and paper products that are performing well into some new categories. This includes special occasions and more seasonal offerings. We had some good success in Q4 with Halloween and Christmas-themed products.
I want to wrap up Merchandising by spending a minute on our Martha Stewart Homes initiative with KB Home. Clearly, our expectations here have been tempered by the macro environment, and we are not factoring a meaningful contribution into our plans for this year but we are committed to this partnership and the reason is pretty simple. We generated 228 home sales in seven communities this year despite a dramatic downturn in the housing market. There is clearly a lot of potential here and it is a deal we remain committed to. While the housing market and a choppy retail sales environment present challenges for our Merchandising business, the early success of many of our new initiatives nonetheless points towards good growth in Merchandising in 2008, excluding the Kmart impact. Our Merchandising business has diversified to a very significant degree and you should see the positive effects of this as we move through the year.
So as I said at the outset, we have a good deal of momentum in our businesses, and we moved forward as a profitable business with a solid cash flow generation profile. We will keep a watchful eye on the economy, but the popularity of our brands, our business momentum, and our strong balance sheet all provide opportunities, and we are going to push ahead in executing on them. Today’s announcements are a good indication of that. We look forward to welcoming Emeril on board and to the expansion of our Weddings business, and we are greatly looking forward to the year ahead. Thank you again for joining us, and I will turn it over to Howard.

     Howard Hochhauser - Martha Stewart Living Omnimedia Inc. — CFO
     Thank you, Susan.
First, let me give you some headlines. Overall, we returned to profitability and positive cash flow. Of course, we benefited greatly from the Kmart minimum in 2007. More importantly, though, the health of the core business was evident in many ways. We ramped up our advertising business online, and reported our first quarter of Internet EBITDA above $1 million. Our Merchandising business grew by 142% for the quarter and 51% for the year, when you exclude Kmart, setting the stage to move beyond our minimum guarantees and deliver upon our goal of creating a portfolio of merchandising licenses. Publishing finished the year with a 28% growth in advertising revenue with the rates growing ahead of pages.
So, good news on our core business. In addition, we have started to make good on our promise to deliver growth through smart acquisitions and investments. We entered into a contract to acquire what we feel are the core assets of the Emeril Lagasse franchise including print, online, broadcasting and licensing. This is a business with attractive free cash flow characteristics at a reasonable valuation and, as Susan said earlier, right in our sweet spot of our operations. Lastly, we invested in and negotiated a commercial agreement with WeddingWire; an important deal that will accelerate the growth of our Weddings business. Recall that we currently have the largest newsstand magazine in the category.
Now let me turn to our fourth-quarter results. For the fourth quarter of 2007, total revenue was up 22% year-over-year to $118.5 million and our adjusted EBITDA was up 78% to $38.3 million. Publishing revenue, while up a healthy 15% over the prior year’s fourth quarter, was below our forecast due primarily to a change in timing related to our book deal with Clarkson Potter, which will defer approximately $1.8 million of revenue out of the fourth quarter and into the first quarter of 2008. Nonetheless, Publishing still posted a modest EBITDA profit in the quarter compared with a loss in the quarter last year.
Net income per share was $0.63 for the quarter compared to $0.31 in the prior year quarter. Excluding the impact of the deferral, EPS would have been right in line with our previous guidance.
Our Internet business generated a substantial improvement in EBITDA, reporting $1.3 million in EBITDA compared with $269,000 in the prior year quarter. Revenue grew 34% year-over-year, including 60% advertising revenue growth as we benefited from higher traffic and better sell-through. We are now fully staffed in this business and do not anticipate any major capital commitments in 2008.
Broadcasting revenue and EBITDA declined on a comparable basis due to a $3.2 million and $2.8 million benefit in 2006 revenue and EBITDA respectively from the termination of a home video distribution deal. Without this one-time benefit in the prior year, revenue was up 19% and

EBITDA increased by more than $0.5 million on higher advertising revenue and a new agreement to rebroadcast the Martha Stewart Living Show on Fine Living TV as well as a daily craft series on the DIY Network.
As expected, fourth-quarter 2007 Merchandising results benefited from the contractual minimum royalty guarantees from Kmart. This payment helped boost merchandising revenue growth 42% when compared with the 2006 fourth-quarter. EBITDA was up 46% over the prior year.
During the fourth quarter, MSLO signed an agreement with KB Home to modify our two contracts related to our Martha Stewart Homes deal. The change provided for a one-time $1 million payment that we will recognize over the next several years with respect to the initial Cary — sorry, the initial deal in Cary, North Carolina. Closing out this contract simplifies our deal with KB and positions us for good returns on this engagement when the housing market begins to recover. You may recall that our Cary agreement was a test of one community under which we were paid based on a profit calculation. Under the second national agreement, through year-end 2007, 228 homes have closed from the eight open communities that are currently selling.
Looking at the full-year results, total revenue increased 14% to $327.9 million, and our adjusted EBITDA was up 76% to $34.4 million. Net income per share was $0.20 for the year compared to a loss of $0.33 in 2006.
Turning to the balance sheet. We finished the period ended December 31, 2007, with $57.3 million in cash, cash equivalents and short-term investments, or just over $1 per share. After taking into account the WeddingWire investment, we expect to finish the first quarter with $85 million in cash, cash equivalents and short-term investments. This excludes the Emeril deal currently expected to close in the second quarter.
Let me talk about expense management. We continue to take a hard look at expenses across our organization and are focused on running a lean business. Corporate overhead was down in the fourth quarter, and part of the benefit stems from our CEO’s willingness to take her entire 2007 bonus in stock. Since December 1, 2007, we have executed on $5 million in annualized compensation savings.
Now I will talk about our guidance. A challenging macro economic environment is limiting our forward visibility, but our business is fundamentally healthy. We have increased diversity in our revenue streams, particularly in Merchandising, and many of the categories that comprise our advertising revenue include a broad mix of categories, some of which are relatively more resistant to economic pressures. On a consolidated basis, we are expecting revenue for the first quarter to be in the range of $66 million to $67 million. We anticipate an operating loss in the range of $4 million to $5 million and adjusted EBITDA loss in the range of $1 million to $2 million. CapEx should be less than $1 million in the quarter, and we do not expect any material tax charges.
On a segment basis for the first quarter.
Publishing is expected to show continued momentum with revenue of approximately $40 million and adjusted EBITDA is expected of approximately $2 million. Advertising revenue is currently trending up approximately 5% year-over-year when excluding Blueprint, but visibility remains limited. Two points to note. Included in the quarter is an additional $1 million of direct mail spending for Body + Soul relative to the prior year. Additionally, we see continued upward pressure on paper prices. We had budgeted a January 1 increase of 7% and, in fact, that is what the industry did.
Broadcasting revenue is expected to be $10 million with adjusted EBITDA of approximately $0.5 million.
Internet is gaining traction with advertising revenue for the first quarter trending up approximately 35% year-over-year. Total revenue will be approximately $3 million to $4 million. Revenue related to our Flowers business will transition to the Merchandising segment in 2008, reflecting a change to our new program with 1-800-Flowers. Adjusted EBITDA loss is expected in the range of $1.5 million to $2 million.
Merchandising revenues are expected to be approximately $13 million, driven primarily by revenue related to Macy’s and Costco, which did not exist in the prior year period. Adjusted EBITDA is expected to be $7 million. As a reminder, the prior year period includes a portion of the revenue associated with our relationship with Singer.
Corporate expenses are expected to be approximately $9.0 million to $9.5 million.
For the full year of 2008, on a consolidated basis, we are expecting revenue of approximately $300 million. We anticipate operating income in the range of $9.5 million to $14.5 million and adjusted EBITDA in the range of $23 million to $28 million. CapEx, excluding any facility changes, should be approximately $5 million, and we do not expect any material tax charges for the year.

In comparing our 2008 revenue outlook with 2007 results, it is helpful to keep a few points in mind. 2008 will not have the benefit of a Kmart true-up, a difference of approximately $41 million. 2008 will not have any Blueprint revenue, which amounted to $7 million in 2007. The upcoming change in our Flowers program, which will deliver higher EBITDA and much higher EBITDA margins, will result in 2008 revenue being lower by approximately $3 million.
Our full-year outlook does not include any potential revenue and earnings upside for the two transactions we announced this morning. We will update guidance as Emeril closes and the year progresses, but the positive impact of both transactions is likely to begin to show in the second half of the year. In sum, 2008 guidance excluding the impact from the Kmart true-up, Blueprint and the change in Flowers and the two transactions implies core revenue growth of about 8%.
Let me talk briefly about the economics of the Emeril deal. This deal is right in line with what we do. It is high margin and asset light, providing for great free cash-flow characteristics. The assets we are purchasing had approximately $14 million in cash basis revenue in 2007. We estimate year one EBITDA of approximately $8 million. At closing, we will provide total up-front consideration of $50 million, $45 million in cash and $5 million in stock. The deal will have an earn-out providing for an additional payment of up to $20 million based on 2011 and 2012 EBITDA. Consideration for the earn-out is payable up to 40% in stock. We estimate we will have cash on hand of approximately $85 million at March 31, prior to closing of the deal.
In closing, 2007 and 2008 represent an inflection point for MSLO. In 2007, we put the tools in place to build revenue growth, generate sustainable cash flows and maintain profitability. In ‘08, we will work to deliver on those initiatives and position our business for strong, long-term performance.
Thank you and we will now turn it back to the operator for Q-and-A.
QUESTION AND ANSWER

Operator
     Thank you. The floor is now open for questions. (OPERATOR INSTRUCTIONS) Your first question comes from David Kestenbaum of Morgan Joseph.

     David Kestenbaum - Morgan Joseph — Analyst
     Thanks a lot. First, a follow-up on the deal you announced today. When you said $8 million in EBITDA in year one, is that calendar 2009? Is that the way to think of about it, or from middle of this year, onto the middle of next year?

     Howard Hochhauser - Martha Stewart Living Omnimedia Inc. — CFO
     It is a run rate estimate based upon the timing. So not ‘09. It will kick in once we close.

     David Kestenbaum - Morgan Joseph — Analyst
     Okay. Are there synergies —

     Howard Hochhauser - Martha Stewart Living Omnimedia Inc. — CFO
     And just to be clear that is for a 12-month period.

     David Kestenbaum - Morgan Joseph — Analyst
     Okay. And are there synergies on top of that that you will be able to achieve through the deal?

     Susan Lyne - Martha Stewart Living Omnimedia Inc. — President, CEO
     You know I — it has a — it is a well-run, lean company. That said, we’ve built a strong infrastructure here that we know we can leverage without any further investment, so we do believe there is a greater revenue upside and EBITDA upside than a cost savings upside here. This is really about growing a business. All of his businesses are in exactly the same areas as ours are, publishing, TV, Internet, licensing. We think there is a big licensing opportunity here. He has got some great ideas. And we also think that — that there are ways to integrate Emeril into some of our own brands like Everyday Food, that will actually allow us to take that magazine to a new level. So I think we are looking at more revenue upside. That $8 million of EBITDA is based on his current operations, not on what we can add to that or bring to the party.

     David Kestenbaum - Morgan Joseph — Analyst
     Okay. What kind of top line growth—

     Howard Hochhauser - Martha Stewart Living Omnimedia Inc. — CFO
     David, you cut out. What is that? Assuming you are still healthy, I think you were saying or asking about the top line. On his cash basis numbers, it was about $14 million in top line revenue for the prior year. That is cash basis and not GAAP basis. Let us go to the next question. I think he may have gotten disconnected.

Operator
     Your next question comes from Michael Meltz from Bear Stearns.

     Michael Meltz - Bear Stearns & Co. — Analyst
     On Emeril and then I have three follow-ups. What — can you give us a sense of the employment contract that you expect to accompany this deal?

     Howard Hochhauser - Martha Stewart Living Omnimedia Inc. — CFO
     Yes. There are two important points to look at. One is the earn-out is 2011 and 2012 which takes this deal out and gives it some teeth into the future. As it relates to Emeril in particular, he has signed a ten-year employment agreement with MSO.

     Michael Meltz - Bear Stearns & Co. — Analyst
     And in that $8 million of EBITDA, is there an annual pay based in that number?

     Howard Hochhauser - Martha Stewart Living Omnimedia Inc. — CFO

     Yes, that is a fully baked number, which includes Emeril, his business deputy, Tony Cruz, and the other employees.

     Michael Meltz - Bear Stearns & Co. — Analyst
     Got it. Okay. In the quarter, can you tell us what the Kmart sales trends were on a total sales on a comparable stores basis, please?

     Howard Hochhauser - Martha Stewart Living Omnimedia Inc. — CFO
     Yes, give me one minute. So Q4 total sales were down 18%, and on a comp store basis it is 17% in the fourth quarter.

     Michael Meltz - Bear Stearns & Co. — Analyst
     Can you tell us what Martha Stewart Living ad revenues — I guess you gave us ad revenues. Can you give us circ for the period and total publishing group ad revenues for the period — percentage change, Howard.

     Howard Hochhauser - Martha Stewart Living Omnimedia Inc. — CFO
     Sorry?

     Michael Meltz - Bear Stearns & Co. — Analyst
     Percentage change.

     Howard Hochhauser - Martha Stewart Living Omnimedia Inc. — CFO
     Yes, let me talk about — I will go to circ revenue. Let me talk about circ units for a minute. Circ — and Wenda can jump in after me, but we just increased the rate base of all three titles, MSL is now at 2 million, Everyday Food is at 9 million—sorry, that’s 900,000. Body + Soul we increased to 550,000. So having said that let me provide you with the circ revenue numbers. You are looking for MSL is generally flat and the group in total on a revenue basis generally flattish on a revenue basis.

     Michael Meltz - Bear Stearns & Co. — Analyst
     And the group ad revenue?

     Howard Hochhauser - Martha Stewart Living Omnimedia Inc. — CFO
     And the group ad revenue is up 30% for the quarter year-over-year.

     Michael Meltz - Bear Stearns & Co. — Analyst

Okay. Secondly, on — or lastly I guess. On WeddingWire. If you are saying you will have roughly $85 million on the end of March, are you saying — and that includes the Kmart catch-up. Is this like a $10 million investment?

     Howard Hochhauser - Martha Stewart Living Omnimedia Inc. — CFO
     No, it is — it is — well — we will file with our — with our 10-Q what the investment is. For competitive reasons we do not want that number to get out there. But it is in the single digits.

     Michael Meltz - Bear Stearns & Co. — Analyst
     Okay. And lastly — lastly, at the publishing group, on the margin side, I know you shut down Blueprint and there were some other headcount reduction there is during the quarter. Is there any nonrecurring cost in that number that depressed margin in the quarter?

     Howard Hochhauser - Martha Stewart Living Omnimedia Inc. — CFO
     You know the biggest item that impacted margin truthfully was the — was the change in the timing related to Clarkson Potter. That was all margin and this came out and gets put into Q1. So that was $1.7 million, $1.8 million of revenue and EBITDA. We had minor costs related to the shutdown of Blueprint.

     Michael Meltz - Bear Stearns & Co. — Analyst
     All right. Thank you for your time.

     Howard Hochhauser - Martha Stewart Living Omnimedia Inc. — CFO
     Yes. Next question

Operator
     Next question comes from Richard Tullo of Sidoti & Company.

     Richard Tullo - Sidoti & Company, LLC — Analyst
     Hi, how are you doing, guys.

     Susan Lyne - Martha Stewart Living Omnimedia Inc. — President, CEO
     Hi, Richard.

     Richard Tullo - Sidoti & Company, LLC — Analyst

     Couple of questions with regard to this Emeril transaction. Evidently, he has a couple of shows on Food Network. What is the status of those contracts there? And, you know, can you — can you send, you know, old shows to — can you resell old shows?

     Susan Lyne - Martha Stewart Living Omnimedia Inc. — President, CEO
     Emeril is still very much a part of the Food Network. I think they are enthusiastic about his continued participation there. Emeril does own the underlying assets of the shows. There is a hold back on syndicating them while he is still at the Food Network, so I don’t think you should anticipate anything happening with those television programs domestically in the near term, although we do believe there is a — an international upside here. He has never syndicated his shows overseas. And that is obviously something we will move on pretty quickly. But he is eager to remain on television, and there may be other television opportunities as well well.

     Richard Tullo - Sidoti & Company, LLC — Analyst
     And so are you getting any of the percentage of the revenue from the shows that are going to appear on —

     Howard Hochhauser - Martha Stewart Living Omnimedia Inc. — CFO
     Let me jump in. Financially revenue — upon closing, he will have to assign his contracts to us. That is the condition of closing. Upon the assignment, MSO books the revenue associated with television, licensing, internet, all of his assets that exclude the restaurant business, naturally.

     Richard Tullo - Sidoti & Company, LLC — Analyst
     Okay. So basically, you get what he gets.

     Howard Hochhauser - Martha Stewart Living Omnimedia Inc. — CFO
     That is correct and he becomes an employee of MSO under his ten-year agreement. We will pay him a salary and a bonus and that is baked into the number we provided.

     Richard Tullo - Sidoti & Company, LLC — Analyst
What is his contract with the Food Network? How long?

     Howard Hochhauser - Martha Stewart Living Omnimedia Inc. — CFO
     He has a contract that goes through — there are two independent contracts and we are actually — or he is negotiating with Scripps as we speak. Part of that is contingent on closing so for competitive reasons I do not want to get into it on the call.

     Richard Tullo - Sidoti & Company, LLC — Analyst
     Fair enough. And in regards to — to the food contracts or the food merchandise, I mean, that a pure royalty business and do you know what percentage he gets at retail?

     Susan Lyne - Martha Stewart Living Omnimedia Inc. — President, CEO
     You know he runs his business the same way we do. It is a licensing model. It is a very high margin business. And I think you can assume that his royalties are pretty much in line with ours.

     Richard Tullo - Sidoti & Company, LLC — Analyst
     Okay. And — is he currently publishing any cookbooks or magazines or something where you can leverage your publishing?

     Susan Lyne - Martha Stewart Living Omnimedia Inc. — President, CEO
     He has published 14 cookbooks, I believe. Obviously, we think there is a lot of opportunity in that book-publishing arena. And as I said, I do not think that we are looking at launching new magazines with him, but we do believe Emeril can play a significant role in some of our magazines and help us build both the fan base and the awareness of some of our newer titles.

     Richard Tullo - Sidoti & Company, LLC — Analyst
     Okay, thank you.

     Operator
     Thank you. (OPERATOR INSTRUCTIONS) Your next question comes from David Bank of RBC Capital Markets.

     David Bank - RBC Capital Markets — Analyst
     Thank you. A couple of questions. Three or four. The first pertaining to advertising. Can you guys highlight categories that you are seeing particular strength or weakness in across all the platforms, and how that might have changed from the last time you spoke to us.

     Susan Lyne - Martha Stewart Living Omnimedia Inc. — President, CEO
     I will let Wenda speak to that.

     David Bank - RBC Capital Markets — Analyst
     Okay . Great. The second is—I am not sure if just a seasonal deceleration, but it looks like on the web traffic, you saw a little bit of deceleration in January versus December. Wenda, you can speak to that and two more questions if you can bear with me. The third one is on the WeddingWire deal, what is the impact to the income statement of that transaction? And what is the business model for WeddingWire. Kind of looks like a lead gen business and can you give us more color on that? And then last, I think to follow up on the last question, I believe that Emeril Live was cancelled. So how much of a contributor was that to the revenue run rate for last year that you gave us and does that also factor into the numbers and do you expect to kind of bring Emeril Live to some other channel. Is that factored into the $8 million of EBITDA run-rate? Thanks and sorry for so many

     Wenda Harris Millard - Martha Stewart Living Omnimedia Inc. — President of Media

     Hey, David. It is Wenda. I will start out on your category question. As you know the core category for — certainly for Living and Everyday Food is the consumer package goods category, which continues to be our mainstay. But a focus of our field efforts for 2008 will be to diversify the revenue that comes from categories that will include travel, financial consumer electronics and technology, luxury and beauty. There is a focus now outside the core, which we are very, very excited about. So that is where we are from a category standpoint. I think your — your second question was —

     David Bank - RBC Capital Markets — Analyst
     I am sorry, Wenda, but in terms of strength or weakness within those categories right now, is there anything that in the context of the macro economy. Anything behaving really well? Anything behaving kind of weak? You know you carve out the categories.

     Wenda Harris Millard - Martha Stewart Living Omnimedia Inc. — President of Media
     Yes on both counts. First what we are seeing in the CPG category is a bit of an unusual phenomenon that those companies, the Procter & Gambles of the world, the Kellogg’s, the Uni-Levers have tended in the past to plan on an annual basis and in 2008 it appears they are not planning annually. Their planning is slower and in many instances it is by quarter, that is where we have a challenge in visibility. So that is a difference in CPG. There are also several of them off to a slow start in Q1. And, again, that is an industry statement that occurred for everybody in the publishing world.

     David Bank - RBC Capital Markets — Analyst
     Got you. Off to a slow start in terms of the annual buys or within the actual quarter, maybe not spending as much as you would have expected maybe industry-wide.

     Wenda Harris Millard - Martha Stewart Living Omnimedia Inc. — President of Media
     Within the actual quarter, they were slow to commit.

     David Bank - RBC Capital Markets — Analyst
     Great.

     Wenda Harris Millard - Martha Stewart Living Omnimedia Inc. — President of Media
     Of course, with the lead times on publishing, there is not a lot of opportunity to quickly recoup. On the upside, I think if you just go through, for example, Living Magazine. We are very excited about the commitment that we have seen from of all things the financial services category. So we are very, very pleased to welcome Wachovia, for example to our pages. Nice increase from Citi. So that is an area that we are excited about, and that is a market segment that seems to be excited about us. We have also made some inroads into what you would call the luxury category. Ralph Lauren support is very exciting. I think you saw that in the January issue, as well as a couple coming up. So those are categories we are very excited about. And as I said, they seem to be excited about us too. So that is a good

     David Bank - RBC Capital Markets — Analyst

And on the sequential December versus January traffic?

     Wenda Harris Millard - Martha Stewart Living Omnimedia Inc. — President of Media
     Yes. Slight dip, but that is very — very normal. Not only in anybody’s Internet business quite frankly, but if you think about the franchises that we are so strong in. One of them certainly is holiday. And so we saw some wonderful numbers as you heard from Howard and Susan in Q4 on the web. And so a natural falloff into January is to be expected although I must say as Howard said, the numbers for January are pretty exciting as they are for February. So, all great things — great things there.

     Susan Lyne - Martha Stewart Living Omnimedia Inc. — President, CEO
     I think the more — the more important indicator for January and February is the year-over-year increases, because there are obviously going to be Q4 spikes, but if you look at — at year-over-year, January is up more than 30% and February is as I said, trending significantly higher than that.

     Howard Hochhauser - Martha Stewart Living Omnimedia Inc. — CFO
     Let me take your WeddingWire, income statement and Emeril question. Taking Emeril first, we had known about the Emeril Live deal, and that $8 million excludes Emeril Live is based upon the assets that he has today on a go forward basis. Having said that there are still other TV opportunities out there that he is in negotiations with. With respect to the impact on the WeddingWire income statement, there are two separate impacts. One is the commercial agreement, which has on our consolidated basis a potential revenue and EBITDA impact which is not in our guidance, and then separately you have —

     David Bank - RBC Capital Markets — Analyst
I am sorry; can you say that one more time, Howard?

     Howard Hochhauser - Martha Stewart Living Omnimedia Inc. — CFO
     You have — we have a commercial agreement where we put their tools and technology on our web site. We are going to sell some of the advertising — Wenda may want to talk about that. So that impacts our reported Internet revenue, our reported Internet EBITDA, but we are not consolidating the financial statements of WeddingWire.

     David Bank - RBC Capital Markets — Analyst
     Okay.

     Howard Hochhauser - Martha Stewart Living Omnimedia Inc. — CFO
     So their loss we will pick up just under 40% of their loss as an equity income line under EBITDA in our income statement.

     David Bank - RBC Capital Markets — Analyst
     I guess the follow-up to that then, why buy 40% of it?

     Howard Hochhauser - Martha Stewart Living Omnimedia Inc. — CFO
     The way the deal is structured is such that we can get in here, get this technology, get the agreement in place, and have a — I would call it a preferential option, if you will, on acquiring the rest of the business.

     Susan Lyne - Martha Stewart Living Omnimedia Inc. — President, CEO
     Let me just add one other thing here. Susan. You know, one of the things we are buying here is the talent of these founders. We want them engaged and we want them to still have a significant upside to grow this business. So the 40% number is a good way to do that. As Howard said there is a path to full ownership, but in the meantime, we have got a great tech team who are very nimble and who are excited about not just what they can do for our Weddings business but also about adapting some of this technology, vendor search and all these tool sets for other content verticals. So it is a well-structured deal I think.

     David Bank - RBC Capital Markets — Analyst
     Thanks for taking all the questions.

     Howard Hochhauser - Martha Stewart Living Omnimedia Inc. — CFO
     You bet.

     Operator
     Thank you. Your next question comes from Michael Kupinski of Noble Financial.

     Michael Kupinski - Noble Financial — Analyst
     Thank you for taking the question, but first, I want to congratulate you on your acquisitions and an important step to broaden the Company and I congratulate you.

     Susan Lyne - Martha Stewart Living Omnimedia Inc. — President, CEO
     Thank you.

     Michael Kupinski - Noble Financial — Analyst
How was Emeril introduced to the Company and what was his motivation for his sale?

     Susan Lyne - Martha Stewart Living Omnimedia Inc. — President, CEO

     I will take this one. Susan here. This came us to through Charles Koppleman. Charles has known Emeril since the early ‘90s. In fact, one of his annual outings with his grandchildren has been to take them to the Emeril TV show. They are huge fans. And interestingly, Emeril does have a big fan base among kids. A secondary fan base, let’s call it. And while he was there over the — I think it was over the summer, he talked to Emeril, and Emeril asked him to have a breakfast with him so he could just talk about where his business was going and see if he could get some thoughts from Charles. And Charles took the opportunity to suggest an alternative option. So Emeril never marketed the Company. You know he was not out there trying to sell it. This really came to us through a personal relationship.

     Michael Kupinski - Noble Financial — Analyst
     Terrific. What has been the revenue growth of Emeril over the past three years and what is baked into your revenue growth number for 2008 with the expectation of $8 million in EBITDA?

     Howard Hochhauser - Martha Stewart Living Omnimedia Inc. — CFO
     Mike, he prepares his financial statement in a cash basis effectively as he would an individual taxpayer and that is what you base your evaluation on, on cash received. So, on a go-forward basis we have to convert that to a GAAP basis financial statement. We are in the process of doing that and we have to file that within 71 days of closing. So we will provide that upon filing our 8K, 71 days after closing.

     Michael Kupinski - Noble Financial — Analyst
     Okay. And then from the $14 million, I suppose that you said it was for 2007. Do you have — what was your revenue growth number for 2008?

     Howard Hochhauser - Martha Stewart Living Omnimedia Inc. — CFO
     Again, I do not want to provide — that includes a mix of cash and GAAP basis. We will provide all of that when we file the financial statements.

     Michael Kupinski - Noble Financial — Analyst
     Okay. How do you plan to integrate Emeril that the point? Will it be a stand-alone company or plan-to-plan to report it as separate business segments broken along the line of Martha Stewart’s business line?

     Howard Hochhauser - Martha Stewart Living Omnimedia Inc. — CFO
     It will roll up in a merchandise revenue, will roll up within merchandising. Broadcast within broadcasting. We will not have a fifth segment , if you will, let’s say as

     Michael Kupinski - Noble Financial — Analyst
     Okay, and will you be breaking out those segments for us on a year-over-year basis or pro forma basis?

     Howard Hochhauser - Martha Stewart Living Omnimedia Inc. — CFO
     Breaking out — well — let me back up.

     Michael Kupinski - Noble Financial — Analyst
     I am sorry.

     Howard Hochhauser - Martha Stewart Living Omnimedia Inc. — CFO
Sorry?

     Michael Kupinski - Noble Financial — Analyst
     I am sorry. I was just asking whether or not you will give us pro forma along the business lines.

     Howard Hochhauser - Martha Stewart Living Omnimedia Inc. — CFO
     Yes, yes, yes. Once we close and as we book it, we will be transparent and tell you what the growth is coming from the Emeril business. Absolutely.

     Michael Kupinski - Noble Financial — Analyst
     Okay. Can you discuss the metrics that will allow for the $70 million earn-out for the acquisition? You said it was continue to a cash flow bases. There a specific level of cash flow that you are looking for?

     Howard Hochhauser - Martha Stewart Living Omnimedia Inc. — CFO
     It is an EBITDA number, that as you can imagine has growth baked into it. And again will provide that when we file the closing documents.

     Michael Kupinski - Noble Financial — Analyst
     Okay, and then, you indicated there was revenue deferral from the Clarkson Potter book in the last quarter. Can you discuss what was your expectations for the fourth quarter, Clarkson book revenue and what type of referral you saw in the first quarter?

     Howard Hochhauser - Martha Stewart Living Omnimedia Inc. — CFO
     Yes. It relates to book five under our what is now a 12-book deal with Clarkson Potter. Had book five been accepted in Q4, we would have recorded the revenue. In fact, it now looks like book five will get accepted in Q1. So the cash has been received and sits on our balance sheet, but for accounting purposes, you record the revenue when it is formally accepted. So, in fact, they actually already have the manuscript, but the formal acceptance will come in Q1.

     Michael Kupinski - Noble Financial — Analyst
     What was that revenue component? Howard, can you give us some color on that?

     Howard Hochhauser - Martha Stewart Living Omnimedia Inc. — CFO
     It is $1.8 million.

     Michael Kupinski - Noble Financial — Analyst
     Great. Thank you very much.

     Operator
     Thank you. Your next question comes from David Kestenbaum of Morgan Joseph.

     Susan Lyne - Martha Stewart Living Omnimedia Inc. — President, CEO
     You are back.

     David Kestenbaum - Morgan Joseph — Analyst
     Okay. Great. You said that Macy’s met all your goals. Can you just quantify that maybe a little bit more? And also on Costco, how many SKUs are you up to, and just talk a little bit about the progress there.

     Susan Lyne - Martha Stewart Living Omnimedia Inc. — President, CEO
     I will let Robin speak more about this, but are really restricted by our partnership with Macy’s from breaking out the sales on our business. So, I cannot give you an exact number. That’s why we tried to indicate that we were very happy with our sales just by saying we had met our goals and by saying that it does give us some comfort about that goal we had set for capturing 10% of their home business. With that said, I think maybe Robin can give you a little more color on what we saw moving most quickly and maybe where we see some potential expansion or upside going forward.

     Robin Marino - Martha Stewart Living Omnimedia Inc. — President of Merchandising
     Well, we saw considerable strength at Macy’s in all of our best categories, as well as our opening price point categories. We also believe that we have a really, really great opportunity within the bridal category. As Susan mentioned earlier, as soon as we launched Waterford Wedgwood, within ten days, we moved into that number one slot there, and all bridal related categories across all businesses have performed very, very well for us at Macy’s. So overall, we have gained a lot of valuable learning, and we think we have a great, great opportunity going forward. With respect to Costco, we launched in December with a ham, followed up in January with soups, and over the course of 2008, our plans are to expand our offerings into about ten food categories, and we have seen a great response there. In addition, our plan for the year, David, is to have about — anywhere between 22 and 28 SKUs.

     David Kestenbaum - Morgan Joseph — Analyst
     Okay. Thanks.

     Operator
     Thank you. Your next question comes from Michael Meltz of Bear Stearns.

     Michael Meltz - Bear Stearns & Co. — Analyst
     I am good. Thank you for your time.

     Operator
     Thank you. At this time, I would like to turn the floor back over to management for closing remarks.

     Howard Hochhauser - Martha Stewart Living Omnimedia Inc. — CFO
     Thank you for everybody for attending. We look forward to speaking with you on our first-quarter call. You may now disconnect.

     Operator
     Thank you. This does conclude today’s conference call. You may now disconnect.